Exhibit 5
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                [PARKER CHAPIN FLATTAU & KLIMPL, LLP LETTERHEAD]






                                       December 8, 1998



TII Industries, Inc.
1385 Akron Street
Copiague, New York 11726

                  Re:      TII Industries, Inc.
                           -------------------

Dear Sir or Madam:

                  We  have  acted  as  counsel  to  TII  Industries,  Inc.  (the
"Company") in connection with its Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission relating to the offering of up to 1,500,000 shares of common stock, par value $.01 per share, (the "Common Stock"), to employees and directors of, and consultants to, the Company or any parent or subsidiary of the Company upon the exercise of options which have been, or may from time to time be, granted by the Company under the Company's 1998 Stock Option Plan (the "Plan"), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

                  In rendering the opinions expressed below, we have examined the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, and minutes of the corporate proceedings of the Company relating to the Plan. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. We have not examined each option contract in respect of options granted under the Plan. We have, however, examined the form of option contract which the Company has advised us is the form of option contract used by it under the Plan. We have also been informed by the Company that each option contract between the Company and option holders under the Plan is substantially in the form of the option contract we have examined. In all of our examinations, we have assumed the accuracy of all information furnished to us, the genuineness of all documents, the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

                  Where reference is made in this opinion to matters within our knowledge, or to facts and circumstances known to us, such reference means the actual knowledge of those attorneys within the firm who have given substantive attention to the foregoing agreements and instruments, without, however, independent investigation of any matter except as otherwise expressly noted therein.

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                  Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

                  Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York and the United States of America.

                  Based upon and subject to the foregoing, we are of the opinion that the shares of the Company's Common Stock to be issued pursuant to the exercise of options granted or to be granted under the Plan will be, when issued pursuant to the provisions of the Plan, legally issued, fully paid and non-assessable.

                  We consent to the filing of a copy of this opinion as an exhibit to the Company's Registration Statement with respect to the Plan.

                                       Very truly yours,

                                        /s/ PARKER CHAPIN FLATTAU & KLIMPL, LLP


                                        PARKER CHAPIN FLATTAU & KLIMPL, LLP